EXH. 10.2  STOCK PURCHASE AGREEMENT WITH CONDITIONAL PROMISSORY NOTE BY AND
      BETWEEN YOUR FUTURE HOLDINGS, INC. AND YOUR FUTURE, INC. DATED DECEMBER 22, 2000


                            STOCK PURCHASE AGREEMENT

                        WITH CONDITIONAL PROMISSORY NOTE

         This STOCK PURCHASE AGREEMENT WITH CONDITIONAL PROMISSORY NOTE (hereinafter referred to as the "New Agreement") is entered into as of this 22nd day of December, 2000, by and between YOUR FUTURE HOLDINGS, INC. (hereinafter referred to as "YFHI"), a Nevada corporation, with registered address at c/o Gateway Enterprises, Inc., 3220 E Flamingo Road, Suite 156, Las Vegas, Nevada 89121, and YOUR FUTURE, INC. (hereinafter referred to as "YFI"), a South Carolina corporation, having its principal place of business at 7301 Rivers Avenue, Suite 260, N. Charleston, South Carolina, 29406.

                  WITNESSETH:

         WHEREAS, YFHI signed a Purchase and Sale Agreement (hereinafter called "Old Agreement") with YFI on March 28, 2000.

         WHEREAS, YFHI has paid YFI the total amount of THREE HUNDRED THOUSAND DOLLARS (US$300,000.00) based on Article 103 (a) (i) of the Old Agreement.

         WHEREAS, YFHI deems it necessary, in agreement with YFI, to supersede the entire Old Agreement, except for the warranties and representations of YFI regarding organization and capitalization as stated therein and Exhibit D (Non-Disclosure and Non-Competition Agreement) of the Old Agreement, with this New Agreement.

         WHEREAS, YFHI and YFI mutually desire to execute this New Agreement.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants, promises, representations and warranties contained herein, the


                                      61.

parties hereto agree to cancel the Old Agreement and supersede it with this New Agreement, as follows:

                                    ARTICLE I

                                    PURCHASE

         1.1 Purchase of Stock by YFHI. YFI shall sell and issue, and YFHI shall acquire, sufficient shares of YFI common stock such that the total number of shares held by YFHI shall be in an amount not less than seventy percent (70%) of the total outstanding shares of YFI, fully diluted.

                                   ARTICLE II

                                  CONSIDERATION

         2.1 Purchase Price and Stock Ownership. At the Closing Date (as defined in Article VII hereof), in accordance with the provisions of this New Agreement and applicable law, YFI agrees to sell to YFHI EIGHT MILLION SEVEN HUNDRED FIFTY THOUSAND (8,750,000) shares of its common stock (the "Shares"), which Shares shall represent seventy percent (70%) of the total issued and outstanding shares of common stock of YFI for the consideration of ONE MILLION DOLLARS (US$1,000,000.00) ("the Purchase Price"), subject to the terms and conditions contained herein. The Shares shall be issued in the name of the YFHI. The Purchase Price is set forth herein and all amounts payable hereunder shall be in United States currency.

         2.2 Initial Payment. YFHI has already paid to YFI, and YFI has already received from YFHI, THREE HUNDRED THOUSAND DOLLARS (US$300,000) as first partial payment of the Purchase Price ("First Partial Payment").

         2.3 Second Partial Payment. Upon the approval of the revised business plan of YFI, YFHI shall pay to YFI the amount of TWO HUNDRED THOUSAND AND ONE DOLLARS (US$200,001.00) as second partial payment


                                      62.

                  of the Purchase Price ("Second Partial Payment").

         2.4 Delivery. Upon receipt of the Second Partial Payment, YFI shall issue stock certificates representing the Shares, and shall deliver the said stock certificates to YFHI.

         2.5 Balance Payment; Conditional Promissory Note. YFHI agrees to pay to YFI the balance of the Purchase Price in the amount of FOUR HUNDRED NINETY NINE THOUSAND NINE HUNDRED NINETY NINE (US$ 499,999.00) in installments as detailed in the following table ("Installment Payments"):

         Payment Date                       Amount
         ------------                       ------
         January 31, 2001                   US$  50,000.00
         February 28, 2001                  US$  50,000.00
         March 31, 2001                     US$  50,000.00
         April 30, 2001                     US$  50,000.00
         May 31, 2001                       US$  50,000.00
         June 30, 2001                      US$  50,000.00
         July 31, 2001                      US$  50,000.00
         August 31, 2001                    US$  37,500.00
         September 30, 2001                 US$  37,500.00
         October 31, 2001                   US$  37,500.00
         November 30, 2001                  US$  37,499.00

         For value received, and intending to be legally bound hereby, YFHI promises to pay to the order of YFI, or YFI's successors or assigns, in lawful money of the United States of America, the balance in the sum of FOUR HUNDRED NINETY NINE THOUSAND NINE HUNDRED NINETY NINE (US$ 499,999.00) ("Principal"), without interest, payable, Principal only in eleven (11) monthly consecutive installment payments in accordance with the above payment schedule on the last day of each month beginning January 31, 2001 and ending on November 30, 2001 (the "Maturity Date"), unless there shall be a violation of the financial projections of YFI as explained in paragraph 2.8 hereunder. No interest or penalty shall apply to any suspension of payment by YFHI pursuant to paragraph


                                      63.

2.8 hereunder.

         2.6 Default in Payment. Subject to Section 2.8 of this Agreement, the failure of YFHI to make any Installment Payments (collectively referred to as "Payments") when due shall constitute a breach of this Agreement. YFI shall provide YFHI with written notice of such breach ("the Notice"). If YFHI fails to cure such breach within five (5) business days of receiving the Notice pursuant to paragraph 10.3 hereof, the number of Shares owned by YFHI shall be automatically reduced to a number equal to the total Payment(s) received by YFI from YFHI divided by a $0.1142857 price per Share and this New Agreement shall automatically terminate and be rendered null and void, except as to the Shares still owned and fully paid by YFHI and the warranties and representations set forth in
                  Article III hereof. Upon such termination, YFHI shall return to YFI the stock certificates representing that portion of the Shares that has not yet been paid for by YFHI.

         2.7 Suspension of Payment. Attached hereto and made a part hereof by reference as Exhibit "A" is a copy of YFI's revised business plan, together with the Projection Comparisons/Projection Narrative (Attachment A); Projected Per Site Income/Expense Analysis (Attachment B); Projected Five
                  (5) Year Income/Expense/GPM (Attachment C); Projected Five (5) Year Accumulated Income as Sites Are Created (Attachment D); Projected Five (5) Year Accumulated Expenses As Sites Are Created (Attachment E) and Projected Five (5) Year Corporate Expense (Attachment F) of YHI (collectively the "Revised Business Plan"). In any time period, if YFI does not attain its monthly projected number of sites, gross sales, and gross profit based on the Revised Business Plan, then YFHI shall have the right to suspend any Installment Payment that is due, upon written notice to YFI, if YFI is unable to cure or explain to the satisfaction of YFHI the violation of the above provisions within five (5) business days after receipt of the aforesaid written notice. Such suspension of payment, assuming that YFI has not timely cured or satisfactorily explained the


                                      64.

                  aforesaid failure to meet the projections, shall continue until YFI shall have met its projections based on the Revised Business Plan. Any such suspension of Payment shall not constitute a default on the part of YFHI.

         In the alternative, YFHI has the option of continuing the funding despite YFI's failure to cure or satisfactorily explain within the prescribed time period the above under-performance on the condition that YFI shall issue and deliver a stock certificate to YFHI additional shares of common stock of YFI ("Additional Shares") for each month that YFI fails to meet the financial projections. The Additional Shares shall be ten percent (10%) of the number of shares equivalent to the monthly payment; the shares equivalent to the monthly payment shall be the monthly payment divided by $0.1142857 per Share. In case YFHI opts to continue payments despite YFI's failure to cure or satisfactorily explain within the prescribed time period the above under-performance, within five (5) business days of receipt of an installment payment, YFI shall issue and deliver to YFHI stock certificates representing the Additional Shares free and clear from all claims and encumbrances.

         Any suspension of payment shall not exceed sixty (60) days. If any suspension of payment exceeds sixty (60) days, YFHI shall be in default pursuant to section 2.6 hereof, and YFHI shall return to YFI the stock certificates representing that portion of the Shares that has not yet been paid for by YFHI.

                  For the purposes of this New Agreement, a "Site" is deemed created if the following conditions are fulfilled:

                  a. The signing by YFI of a long term lease agreement for a period of at least three (3) years;

                  b. The operation of three (3) classrooms, with each classroom consisting of a minimum of ten (10) computer systems loaded with the operating system and software best suited for the site;

                  c. The hiring of one (1) manager and one (1) administrator per


                                      65.

                           site created, and

                  d. The site has a floor area of at least 1,500 square feet.


         2.8 Existing Sites. The parties stipulate that as of the Closing, three (3) sites are already operational. These operational sites are situated in N. Charleston and Greenville, South Carolina, and are described in Annex A-1 hereof ("Existing Site Specifications"). YFHI agrees to waive the non-conformity of the Greenville site to the definition of "Site" in Section
                  2.7 hereof, but this waiver shall not be deemed a waiver of any non-conformity of any other existing or future site, or of the definition of "Site" herein.

         2.9 Monthly Comparative Financial Reports; Monthly Project Monitoring Report. For purposes of monitoring YFI's performance, YFI agrees to submit monthly comparative financial reports to YFHI. The monthly comparative financial reports shall compare YFI's performance against the Revised Business Plan. The monthly comparative financial reports shall
                  (i) be in accordance with YFI's books and records, (ii) present fairly and accurately the financial position of YFI as of the dates indicated therein, and its results of operations and changes in financial position for the respective periods indicated therein, (iii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and (iv) be consistent with prior business practice and contain adequate reserves for all known or contingent liabilities, losses and refunds with respect to services or products already rendered and sold. The Monthly Comparative Financial Report shall be embodied in the Monthly Project Monitoring Report, a sample of which is attached hereto as Exhibit "B". The Monthly Comparative Financial Report and Monthly Project Monitoring Report shall be submitted by YFI on the 20th of each month starting January 2001. YFI agrees to provide to YFHI copies of documents relevant to the Project Monitoring Report, including the following: marketing materials, website, prototype description, bi-monthly press release, filing of patents and other


                                      66.

                  intellectual properties, as well as updated copies of the relevant documents in case of material changes or developments.

         2.10 Due Diligence Audit. At any time, YFHI has the option of appointing a third party auditor to conduct a due diligence audit of YFI, or to conduct its own due diligence review of YFI. YFHI shall bear the cost of such due diligence audit or review. YFI agrees to fully cooperate in such due diligence audit or review.

         2.11 Investment Intent. YFHI represents and warrants that it is acquiring said Shares for investment purposes only and not with a view towards resale or redistribution in violation of state and federal securities laws. YFHI agrees to deliver to YFI at the Closing a letter setting forth an agreement that said Shares are being acquired for investment purposes only and will not be sold except in compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated hereunder.

         2.12 No Dilution. No new stock, stock option plan, nor stock options will be issued by YFI without approval of a minimum of eighty percent (80%) of the total voting shares of YFI. Any significant event such as sale, merger or liquidation must be approved by a minimum of eighty percent (80%) of the total voting shares of YFI.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF YFI

         3.1 Organization. YFI is a corporation duly incorporated, validly existing and, at the closing, in good standing under the laws of the State of South Carolina, and has corporate power and authority to own and lease its properties and to carry on business as now being conducted.

         3.2 Capitalization. As of the Closing and the release of the stock certificates representing the Shares, the authorized common stock


                                      67.

                  of YFI will be Twenty Five Million (25,000,000) shares, no par value, of which Twelve Million Five Hundred Thousand (12,500,000) shares will be validly issued and not subject to preemptive rights created by statute or the amended or restated articles of incorporation or by-laws of YFI or any agreement to which YFI is a party or by which it is bound. There are no outstanding options, warrants, rights, commitments or agreements of any kind relating to the issuance of any shares of common stock or other equity or convertible security of YFI to any person.

         3.3 Financial Statements. At Closing, YFI shall furnish to YFHI audited financial statements as of __________, 2000 and pro forma financial statements as of ______________, 2000 (collectively "Financial Statements"). All of said financial statements, (i) are in accordance with YFI's books and records, (ii) present fairly and accurately the financial position of YFI as of the dates indicated therein, and its results of operations and changes in financial position for the respective periods indicated therein, (iii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and (iv) consistent with prior business practice, contain adequate reserves for all known or contingent liabilities, losses and refunds with respect to services or products already rendered and sold.

         3.4 Changes in Financial Condition. From the date of the Financial Statements to the Closing Date, there has been no material change in the properties, assets, liabilities, financial condition, business, operations, affairs or prospects of YFI from that set forth or reflected in the Financial Statements, other than changes in the ordinary course of business, none of which have been, either in any case or in the aggregate, materially adverse.

         3.5 Authorization. YFI has the power to enter into this New Agreement, and this New Agreement, when duly executed and delivered, will constitute the valid and binding obligation of YFI. Other than approval by the Board of Directors, no proceedings are necessary to


                                      68.

                  authorize this New Agreement or the transactions completed hereby. This New Agreement constitutes the legal, valid and binding obligation of YFI enforceable in accordance with its terms. At Closing, YFI shall deliver a resolution by its Board of Directors approving and authorizing the execution by YFI of this New Agreement, as well as any necessary approvals by existing shareholders.

         3.6 Effect of Agreement. The execution and delivery by YFI of this New Agreement and the consummation of the transactions herein contemplated, (i) will not conflict with, or result in a breach of the terms of, or constitute any default under, or violation of, any law or regulation of any governmental authority, or the Articles of Incorporation or By-Laws of YFI, or any material agreement or instrument to which YFI is a party or by which it is bound or is subject; (ii) nor will it give to others any interest or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the properties, assets, agreements, leases, or business of YFI.

         3.7 Minutes Book. The records of meetings and other corporate actions of YFI (including any committees of the Board), which are contained in the Minute Books of YFI contain complete and accurate records of the matters reflected in such minutes.

         3.8 Litigation Claims. YFI is not a party to, and there are not any claims, actions, suits, investigations or proceedings pending or threatened against YFI or its business, at law or in equity, or before or any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which if determined adversely would have a material effect on the business or financial condition of YFI or the ability of YFI to carry on its business. The consummation of the transactions herein contemplated will not conflict with or result in the breach or violation of any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency, or


                                      69.

                  instrumentality, domestic or foreign.

         3.9 Taxes and Reports. At the Closing Date, YFI (i) will have filed all tax returns required to be filed by any jurisdiction, domestic or foreign, to which it is or has been subject, (ii) has either paid in full taxes due and taxes claimed to be due by each jurisdiction, and any interest and penalties with respect thereto, and (iii) has adequately reflected as liabilities on its books, all taxes that have accrued for any period to and including the Closing Date.

         3.10 Compliance with Laws and Regulations. To the best of YFI's knowledge, YFI has complied with, and is not in violation of any federal, state, local or foreign statute, law, rule or regulation with respect to the conduct of YFI's businesses.

         3.11 Finders. YFI is not obligated, absolutely and contingently, to any person for financial advice, a finder's fee, brokerage commission, or other similar payment in connection with the transactions contemplated by this New Agreement.

         3.12 Nature of Representations. YFI has taken reasonable care to ensure that all disclosures and facts are true and accurate, and that there are no other material facts, the omission of which would make misleading any statement herein. Further, to the best of YFI's knowledge, no representation, warranty, or agreement made by YFI in this New Agreement or any of the Schedules or any other Exhibits hereto and no statement made in the Schedules or any other Exhibits hereto, list, certificate or schedule or other instrument or disclosure furnished by them in connection with the transactions herein contemplated contain, or will contain, any untrue statement of a material fact necessary to make any statement, representation, warranty or agreement not misleading.



                                      70.

                                   ARTICLE IV

                               CONDUCT OF BUSINESS

                  YFI covenants that after the Closing:

         4.1 Ordinary Course of Business. The Company's business will be conducted only in the ordinary course.

         4.2 No Changes. No changes will be made in the Company's Certificate of Incorporation or By-Laws, authorized or issued corporate shares, except as may be first approved in writing by the board of directors.

         4.3 No Dividends. No dividend or other distribution or payment will be declared or made in respect to YFI's corporate shares.

         4.4 Use of Funds. All funds received by YFI as a result of this Agreement shall be used for the purposes reasonably related to the development, promotion and sale of the products of YFI.

         4.5 Non-Competition. YFI and YFHI entered into an agreement on March 28, 2000 entitled Non-Disclosure and Non-Competition Agreement. The agreement is incorporated herein by reference as Exhibit "C".

         4.6 Employment Contract. The original principals of YFI have entered into employment contracts with YFI and such employment contracts are incorporated herein by reference as Exhibit "D".

         In addition, YFI covenants that, after the Closing:

         4.7 Preservation. YFI will use its best efforts to preserve its business organization intact; to keep available the services of its present officers and employees; and to preserve the goodwill of its suppliers, customers, and others having business relations with it.



                                      71.

         4.8 Other. All debts will be paid as they become due, no contract right of YFI will be waived, no material physical damage or loss will occur to the assets or business of YFI, and no obligation except current liabilities under contracts entered into in the ordinary course of business will be incurred, except as may be first approved in writing by the Board of Directors.

         4.9 Directors. At Closing, the existing Board of Directors of YFI shall execute a board resolution fixing the number of directors to five (5) and shall appoint a new set of Board of Directors, with a majority, or a total of three (3), of the board members being appointees of YFHI. The Board of Directors shall execute a board resolution filling the three (3) vacant board seats with YFHI's appointees. After the new set of Board of Directors are appointed, the existing Board of Director of YFI will resign as directors. Thereafter, YFHI agrees to vote for only three (3) out of the five (5) board seats in an annual shareholders meeting held for the purpose of electing board members.

                                    Article V

                              ACCESS TO INFORMATION


         5.1 Access to Information. YFI shall afford representatives of YFHI reasonable access to officers, personnel and professional representatives of YFI and to the financial, contractual and corporate records of YFI as shall be reasonably necessary for YFHI's investigations and appraisal of YFI.

         5.2 Effect of Investigations. Any such investigation by YFHI of YFI shall not affect any of the representations and warranties herein and shall not be conducted in such manner as to interfere unreasonably with the operation of the business of YFI.



                                      72.

                                   Article VI

                        CONDITIONS TO OBLIGATIONS OF YFHI

        The obligations of YFHI under this New Agreement are, at the option of YFHI, subject to the satisfaction, at and prior to the Closing Date, of the following conditions:

         6.1 Fulfillment of Covenants. All the terms, covenants and conditions of this New Agreement to be complied with and performed by YFI at or before the Closing Date shall have been duly complied with and performed.

         6.2 Accuracy of Representations and Warranties. All of the representations and warranties made by YFI to this New Agreement shall be true as of the Closing Date.

         6.3 No Litigation. There shall be no action, proceeding, investigation or pending or actual litigation the purpose of which is to enjoin or may be to enjoin the transactions contemplated by this New Agreement or which would have the effect, if successful, of imposing a material liability upon YFI, or any of the officers or directors thereof, because of the consummation of the transactions contemplated by this New Agreement.

                                   Article VII

                                     CLOSING

         7.1 Closing Date. The signing of this New Agreement shall take place on January 15, 2000 ("Closing date"), at 1900 Avenue of the Stars, Suite 1635, California 90067, or at such other time or place as shall be mutually agreed upon by the parties to this New Agreement.

         7.2 Actions to be Taken by Parties on the Closing Date. On the Closing Date, each party shall deliver to the other all documents or agreements provided herein to be delivered on the Closing Date.



                                      73.

         7.3 Policies. On or before the Closing, YFI shall submit to YFHI its policies, as presently adopted by its management, namely:
                  Administration and Human Resources Policy; Accounting and Purchasing Policy; Internal Control and Bank Signatory Policy; Security Policy ("Policies"). When submitted, these Policies shall be attached to this Agreement and be incorporated therein.

         7.4 Other. Between the date hereof and the Closing Date, YFI will take no actions, other than those reasonably required to consummate a closing, without the prior written consent of YFHI.

                                  Article VIII

                                 INDEMNIFICATION

         8.1 Indemnification. Each of the parties agree to indemnify and hold harmless the other against any and all damages, claims, losses, expenses, obligations and liabilities (including reasonable attorney's fees) resulting from or related to any breach of, or failure by each of the parties to perform any of their representations, warranties, covenants, conditions or agreements in this New Agreement or in any schedule, certificate, exhibit or other document furnished, or to be furnished under this New Agreement.

         8.2 Claims to Indemnification. Any claim for indemnification pursuant to this New Agreement, unless otherwise received by means of direct negotiation among the parties upon reasonable oral notification by the party seeking indemnification to all other parties, shall be made in writing in respect to the nature and amount of the claim to the other.



                                      74.

                                   Article IX

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         9.1 Survival. All statements contained in the schedules, any exhibits or other instrument delivered by or on behalf of the parties hereto or in connection with the transactions contemplated by this New Agreement, shall be deemed to be representations made by or on behalf of the parties to this New Agreement, and all representations, warranties and agreements made by the parties to this New Agreement or pursuant hereto shall survive.

                                    Article X

                                     GENERAL

         10.1 Partial Invalidity. If any term or provision of this New Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this New Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this New Agreement shall be valid and be enforced to the fullest extent permitted by law.

         10.2 Waiver. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

         10.3 Notices. All notices or other communications required or permitted hereunder shall be in writing, addressed and mailed, by overnight courier or certified mail, postage prepaid, return receipt requested, to the following respective addresses of the parties (or such other addresses of which they may give notice in writing



                                      75.

                  by certified mail) and shall be deemed received and effective upon mailing thereof.

                  Any notice to YFHI shall be sent to:

                           Your Future Holdings, Inc.
                           1900 Avenue of the Stars
                           Suite 1635
                           Los Angeles, CA 90067

                  With a copy to:

                           Gateway Enterprises, Inc.
                           3220 E Flamingo Road, Suite 156
                           Las Vegas, Nevada 89121

                  Any notice to YFI shall be sent to:

                           Your Future, Inc.
                           7301 Rivers Avenue, Suite 260
                           N. Charleston, South Carolina 29406

         10.4 Successors and Assigns. This New Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

         10.5 Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this New Agreement, then in that event the prevailing party shall be entitled to have and recover from the other party all costs and expenses of the action or suit, including actual attorney's fees, accounting fees, and other professional fees resulting therefrom.

         10.6 Entire Agreement. This New Agreement is the final expression of,



                                      76.

                  and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This New Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by his agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

         10.7 Time of the Essence. The parties hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and non-curable (but waivable) default under this New Agreement by the party so failing to perform.

         10.8 Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the New Agreement. Whenever required by the context of this New Agreement, the singular shall include the plural and the masculine shall include the feminine. This New Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs and subparagraphs are to this New Agreement. In the event the date on which any party is required to take any action under the terms of this New Agreement is not a business day, the action shall be taken on the next succeeding day.

         10.9 Counterparts. This New Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one instrument.

         10.10 Governing Law. The parties hereto expressly agree that this New



                                      77.

                  Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Nevada.

         10.11 This New Agreement supersedes the Old Agreement, except for the warranties and representations of YFI regarding organization and capitalization as stated therein and Exhibit D (Non-Disclosure and Non-Competition Agreement) of the Old Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this New Agreement in ________________.


Your Future Holdings, Inc.                        Your Future, Inc.


         /s/                                      /s/
         -------------------------------          -----------------------------
         Leodegario Tan Jr.                       Richard Britton
         Director                                 CEO


         Attachments:

         Exhibit A    :  Revised Business Plan of YFI
         Exhibit A-1  :  Existing Site Specifications
         Exhibit B    :  Project Monitoring Report Sample Format
         Exhibit C    :  Non-Disclosure and Non-Competition Agreement
         Exhibit D    :  Employment Contract



                                      78.